Exhibit 99.1

Golden Minerals Stops Mining Operations at its Velardeña Properties

GOLDEN, CO - /BUSINESS WIRE/ - February 29, 2024 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) has announced that it has elected to stop operations at its Velardeña Properties, located in Durango State, Mexico.

The Company restarted mining operations at Velardeña in late December 2023, with the goal of progressively increasing production at the mine during the first half of 2024 until it achieved positive cash flow. The initial performance of the mine and processing plant during the course of the initial several months of production has not achieved the results projected by the Company. In light of the Company’s decision to cease mining operations, the Company intends to evaluate potential alternatives for the Velardeña Properties, which may include a sale of properties or winding up of certain of the Company’s Mexico operations.

About Golden Minerals

Golden Minerals is a precious metals mining exploration company based in Golden, Colorado. The Company is primarily focused on advancing its Yoquivo property in Mexico, and, through partner-funded exploration, advancing its El Quevar silver property in Argentina. The Company is also focused on acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Company’s intent to evaluate alternatives for the Velardeña Properties. These statements are subject to risks and uncertainties including the Company’s ability to satisfy existing payment obligations on its Velardeña Properties, increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060